Exhibit 10.5

November 18, 2013

Ms. Sue Cammarata

630 North State St. Unit 1106

Chicago, IL 60654

Dear Sue,

We are very pleased to offer you employment at Melinta Therapeutics, Inc. (“Melinta”). Your start date will be effective as of November 18, 2013. We are very enthusiastic about your joining the Melinta team, and are confident of a mutually beneficial relationship.

Position and Compensation

Your initial position will be Chief Medical Officer of Melinta, reporting directly to Eugene Sun, Executive Vice President, Research and Development of Melinta. During the course of your employment with Melinta, your position and duties are, of course, subject to change; provided, however, that Melinta’s ability to change your position and duties will not limit your “good reason” rights under the enclosed Severance Agreement. As a Melinta employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. In addition, you agree to observe and comply with all the rules, regulations, policies and procedures established by Melinta from time to time. Your performance will be reviewed formally at the end of the calendar year, and on a periodic basis thereafter as long as you remain employed by Melinta.

Your initial base pay shall be $16,250, payable semi-monthly (annualized to $390,000). During each fiscal year of your employment with Melinta, you will be eligible for an annual bonus of no more than 30% of your base salary contingent upon the successful achievement of corporate and individual performance goals. Any bonus to be paid will be determined by the Compensation Committee of the Board of Directors of Melinta (the “Committee”) or its designee; provided, however, that any annual bonus payable in respect of Melinta’s fiscal year ending December 31, 2013 shall be pro-rated to reflect the portion of time you are employed hereunder during 2013. Any annual bonus earned in respect of any year will be paid no later than 90 days following the end of such year. You must be employed by Melinta on the date any bonus is paid in order to receive it, except as otherwise provided in the enclosed Severance Agreement. Melinta will review your compensation periodically. Your compensation also is subject to change, as Melinta considers necessary or appropriate.

Signing Bonus

In addition, subject to your remaining employed with Melinta through May 18, 2014, you will receive a cash signing bonus in the amount of $100,000, payable on or about the first regularly scheduled payroll period following May 18, 2014; provided, however, if your employment is terminated by Melinta without Cause, by you with Good Reason or in connection with a Change in Control, each as defined in the enclosed Severance Agreement, prior to May 18, 2014, you will be entitled to immediate payment of your signing bonus subject to your execution and delivery of the release of claims contemplated in the Severance Agreement.

Benefits

Equity: Subject to approval by the Board of Directors (the “Board”) and/or the Committee, you will be eligible to receive an initial equity grant of options to purchase 563,172 shares of Melinta common stock (the “Initial Grant”), at an exercise price equal to the fair market value of the common stock on the grant date. Subject to your continued employment with Melinta through each applicable vesting date, twenty-five percent (25%) of the stock options granted will vest on the first anniversary of the commencement of your employment and the remainder will vest in substantially equal monthly installments during the three (3) year period commencing on the first anniversary of the commencement of your employment. The Initial Grant shall be subject to the terms and conditions of Melinta’s stock option plan then in effect and standard form of stock option agreement. Additional stock options or other equity grants may also be offered from time to time in the sole discretion of the Board and/or Committee depending upon certain events, including for example the successful completion of corporate goals.

Severance: Melinta shall provide severance to you upon termination of your employment in certain circumstances pursuant to the terms set forth in the enclosed Severance Agreement.

Other Benefits: Melinta currently offers various benefits, including group medical and dental insurance, paid time off (vacation and sick time), a 401(k) plan, short-term disability, long-term disability, and other benefits. These benefits may be modified or changed from time to time at the discretion of Melinta. The present benefit structure and other important information about the benefits for which you may be eligible is described in other documents, which you will receive upon the commencement of your employment. Where a particular benefit is subject to a formal plan (i.e., medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you have any questions regarding benefits, please see Human Resources for a copy of the applicable plan document.

Expenses: Melinta will reimburse you for all reasonable and necessary expenses you incur in connection with your employment with Melinta, subject to your presentment of appropriate documentation, in accordance with the published travel, meals and entertainment expense policies of Melinta. In addition, Melinta will reimburse you for the reasonable cost incurred in moving your personal belongings to Chicago, Illinois, up to a maximum of $10,000, subject to your presentment of appropriate documentation.

Nature of Relationship

As a Melinta employee, you will be expected to devote all of your working time to the performance of your duties at Melinta throughout your employment with Melinta. Notwithstanding the foregoing, as long as it does not interfere, individually or in the aggregate, with the performance of your duties for Melinta or create a potential business or fiduciary conflict, you may serve as an officer, director or trustee of, or otherwise participate in the activities of, educational, welfare, social, religious and civic organizations. While this letter reflects our commitment to employ you and we look forward to a mutually rewarding relationship, this letter does not constitute a contract (express or implied) for a specific length of employment, and either party may choose to terminate the employment relationship upon written notice to the other at any time and for any reason. You agree to give the Executive Vice President, Research and Development at least four weeks’ advance written notice if you decide to terminate your employment; provided, that Melinta may, in its sole and absolute discretion, by written notice accelerate such date of termination and without changing the characterization of such termination provided that Melinta continues to pay you your base salary for the remainder of the four-week notice period.

Taxes

Melinta may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

Noncompetition, Nondisclosure and Developments Agreement

As a condition of your employment and continued employment with Melinta, you are required to sign and comply with the terms and conditions of the enclosed Noncompetition, Nondisclosure and Developments Agreement. Also, just as Melinta regards the protection of its trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies, and we expect you to honor them as well. To that end, you should not take any documents or other confidential information from your employer if and when you depart. Further, we want to make it perfectly clear you should not bring with you to Melinta, or use in the performance of your responsibilities for Melinta any proprietary business or technical information, materials or documents of a former employer. Finally, you must provide Melinta with a copy of any agreements with a former employer or other party that could restrict your professional activities in any way on behalf of Melinta. By signing this letter, you represent and warrant to Melinta that you are under no contractual commitments inconsistent with your obligations to Melinta hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

Background Check; Authorization to Work

This offer is contingent on the acceptable results of a background check. As required by law, your employment with Melinta is also contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of your joining Melinta.

This letter, the enclosed Severance Agreement and the enclosed Employee Noncompetition, Nondisclosure and Developments Agreement constitute our entire offer regarding the terms and conditions of your employment by Melinta. These supersede any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

The terms of your employment shall be governed by and construed under the laws of the State of New York, without giving effect to conflict of laws principles.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth in this letter. Please return a copy of the offer letter to me in the addressed/stamped envelope provided.

Sincerely,

/s/ Eugene Sun Eugene Sun Executive Vice President, Research and Development
Accepted and Agreed To:
/s/ Sue Cammarata
Sue Cammarata
11/18/13
Date